Description of Compensation Arrangements for Independent Directors

Effective June 1, 2023, which will be the start of the Board’s annual pay cycle, Marsh & McLennan Companies, Inc. (the “Company”) will compensate its independent directors as follows:

Basic Annual Retainer. All independent directors will receive a basic annual retainer of $140,000.

Annual Stock Grant. On June 1 of each year, all independent directors will receive an annual grant of the Company’s common stock with a market value of $200,000 on the grant date.

Supplemental Annual Retainer for Audit Committee Chair. The chair of the Board’s audit committee will receive a supplemental annual retainer of $30,000.

Supplemental Annual Retainer for Compensation Committee Chair. The chair of the Board’s compensation committee will receive a supplemental annual retainer of $25,000.

Supplemental Annual Retainers for Committee Chairs. The chairs of the Board’s finance, directors and governance and ESG committees will each receive a supplemental annual retainer of $20,000.

Supplemental Annual Retainer for Non-Executive Chairman. The Board’s independent chairman will receive a supplemental annual retainer of $200,000.

Under the terms of the Company’s Directors’ Stock Compensation Plan, each director may elect to receive his or her basic annual retainer and any supplemental annual retainer in cash, common stock or a combination thereof.